UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                                                    SEC FILE NUMBER    0-11476
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                          NOTIFICATION OF LATE FILING               CUSIP NUMBER
                                                                    422214-60-1
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(Check One): __ Form 10-K __ Form 20-F __ Form 11-K [X] Form 10-Q __ Form N-SAR

For Period Ended:           November 30, 1999
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[ ]  Transition Report on Form 10-K        [ ]  Transition  Report  on Form 20-F
[ ]  Transition Report on Form 11-K        [ ]  Transition  Report  on Form 10-Q
[ ]  Transition Report on Form N-SAR

For the Transition Period Ended:  ________________________________

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 READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM.  PLEASE PRINT OR TYPE.
   NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                 VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

   HealthWatch, Inc.
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Full Name of Registrant

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Former Name if Applicable

   9040 Roswell Road, Suite 470
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Address of Principal Executive Office (Street and Number)

   Atlanta, Georgia   30350
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

    | (a)  The reasons  described in  reasonable detail in Part III of this form
    |      could not be eliminated without  unreasonable effort or expense;
    |
    | (b) The subject annual report, semi-annual report, transition report on | Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will
[X] |      be  filed  on or  before  the fifteenth  calendar  day following  the
    | prescribed due date; or the subject quarterly report or transition | report on Form 10-Q, or portion thereof will be filed on or before | the fifteenth calendar day following the prescribed due date; and
    |
    | (c)  The   accountant's  statement  or  other  exhibit  required  by  Rule
    |      12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

DUE TO LIMITED FINANCIAL AND OTHER RESOURCES OF THE REGISTRANT, ADDITIONAL TIME IS REQUIRED IN ORDER FOR REGISTRANT TO FILE ITS QUARTERLY REPORT FOR THE PERIOD ENDED SEPTEMBER 30, 1999.

                                                 (ATTACH EXTRA SHEETS IF NEEDED)
                                                           SEC 1344 (6/94)

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Brian L. Schleicher             770                   667-2216
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              (Name)                  (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). /X/ Yes /__/ No
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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? /__/ Yes /X/ No
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     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                HealthWatch, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date   November 15, 1999                By:     /s/ Paul W. Harrison
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                                              Chief Executive Officer
                                                (Principal Financial and
                                                 Accounting Officer)


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

--------------------------------ATTENTION--------------------------------------
|  Intentional misstatements or omissions of fact constitute Federal Criminal  |
|  Violations (See 18 U.S.C. 1001).                                            |
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